                                                   Filed pursuant to 424(b)(2)
                                                    Registration No. 333-36748


PROSPECTUS




                               2,960,120 Shares

                              E*TRADE GROUP, INC.
                                 Common Stock



         This Prospectus relates to the public offering, which is not being underwritten, of 2,960,120 shares of our Common Stock, which is held by some of our current stockholders.

         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our Common Stock is quoted on the Nasdaq National Market under the symbol "EGRP." On May 3, 2000, the average of the high and low price for the Common Stock was $19.16.


                         -------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

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================================================================================

                   The date of this Prospectus is May 19, 2000
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         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                             AVAILABLE INFORMATION

         E*TRADE Group is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street N.W. Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

         E*TRADE Group has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees or from the Commission's web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 1-11921) pursuant to the Exchange Act are incorporated herein by reference:

         1. E*TRADE Group's Annual Report on Form 10-K for the year ended September 30, 1999, filed on October 22, 1999, as amended by the Company's Annual Report on Form 10-K/A, filed on April 17, 2000;

         2. E*TRADE Group's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on May 15, 2000;

         3. Definitive Proxy Statement, dated November 29, 1999, filed on November 29, 1999 in connection with E*TRADE Group's 1999 Annual Meeting of Stockholders held on December 21, 1999;

         4. Definitive Additional Materials, dated December 1, 1999, filed on December 1, 1999 in connection with E*TRADE Group's 1999 Annual Meeting of Stockholders held on December 21, 1999;

         5. The description of E*TRADE Group's Common Stock, $0.01 par value per share, and associated rights, contained in its registration statement on Form 8-A, filed on July 12, 1996, including any amendment or report filed for the purpose of updating such description;

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         6. E*TRADE Group's Current Reports on Form 8-K filed on January 27,
2000 and April 17, 2000; and

         7. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering.

         Any statement contained in a document incorporated by reference herein shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. E*TRADE Group will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written requests for copies should be directed to E*TRADE Group, Inc., Investor Relations, 4500 Bohannon Drive, Menlo Park, California 94025. The Company's telephone number is
(650) 331-6000.

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                                  THE COMPANY

         The principal executive offices of E*TRADE Group are located at 4500 Bohannon Drive, Menlo Park, California 94025. The Company's telephone number is
(650) 331-6000.

                             PLAN OF DISTRIBUTION

         E*TRADE Group, Inc. (the "Company") is registering all 2,960,120 shares of Common Stock, par value of $0.01 per share (the "Shares"), on behalf of certain selling stockholders. The Company will receive no proceeds from this offering. The Shares may be offered by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). All of the Shares were originally issued by the Company in connection with the merger of Card Capture Services, Inc. ("CCS"), an Oregon corporation, with and into Card Acquisition, Inc. ("Card Acquisition"), a wholly-owned subsidiary of the Company, with Card Acquisition being the surviving corporation (the "Merger"). The Shares were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to the Agreement and Plan of Merger, dated as of March 9, 2000, by and among the Company, Card Acquisition, CCS and certain of the shareholders of CCS (the "Agreement and Plan of Merger").

         The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers. The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

         In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell Shares short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) in amounts to be negotiated in connection with the sale. Such broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders. The Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby The Company assumes no obligation to so deliver copies of this Prospectus or any related Prospectus Supplement.

         At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         The Selling Stockholders will be responsible for any fees, disbursements and expenses of any counsel for the Selling Stockholders. All other expenses incurred in connection with the registration of the Shares, including printer's and accounting fees and the fees, disbursements and expenses of counsel for the Company will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company will indemnify the Selling Stockholders against claims arising out of any untrue statement of a material fact contained in this Registration Statement or any omission to state therein a material fact necessary in order to make the statement made therein.

         The Company has undertaken to keep a Registration Statement of which this Prospectus constitutes a part effective until the earlier of the disposition of the securities offered hereby or May 5, 2001. After such period, if the Company chooses not to maintain the effectiveness of the registration statement of which this Prospectus constitutes a part, the securities issuable upon exercise hereof and offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act or pursuant to an effective registration statement thereunder.

                                       5
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                             SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock owned by each of the Selling Stockholders. A total of 251,004 Shares held by certain of the Selling Stockholders in the Merger have been placed in escrow pursuant to the Agreement and Plan of Merger and may not be sold pursuant to the offering contemplated by this Prospectus. Except as indicated, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this offering. No Selling Stockholder beneficially owns 1% or more of the outstanding shares of Common Stock. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below.

                                                                            Number of Shares
                                                   Number of Shares        Registered for Sale
      Name of Selling Stockholder                 Beneficially Owned           Hereby (1)
      ---------------------------                 ------------------           ----------
Jeffrey R. Jetton                                      1,338,636               1,225,666
Steven M. Wright                                         214,460                 196,685
Cathie Jetton                                             35,992                  32,944
Herring Family Partnership                                89,628                  82,038
Rebecca C. Wormser                                           933                     933
Rex A. Nicoud                                                414                     414
William V. Spicer                                            414                     414
Thomas J. Rastetter                                          207                     207
Nancy D. Wright                                          176,932                 161,949
W. Craig Herring                                          13,831                  13,831
Matthew F. Chadwick                                          290                     290
Tamatha J. Roeter                                            988                     988
Jamie P. Jetton                                            1,402                   1,402
H.H. John Bunce III                                          331                     331
Allison E. Anderson                                          207                     207
Judith G. Myers                                              207                     207
Richelle M. Post                                             248                     248
Summit Ventures IV, L.P.                               1,051,163                 962,151
Summit Ventures III, L.P.                                 52,890                  48,411

                                                                            Number of Shares
                                                   Number of Shares        Registered for Sale
      Name of Selling Stockholder                 Beneficially Owned           Hereby (1)
      ---------------------------                 ------------------           ----------
WS Investment Company 97A                                  6,773                   6,199
Trustee, WSGR Retirement Plan FOB Saper                    6,095                   5,579
Jeffery D. Saper                                             676                     619
Dave Grano                                               130,819                 130,819
Chris Marsh                                               45,502                  45,502
Matt Buhler                                               15,925                  15,925
Jay Halverson                                             11,375                  11,375
Andy Craig                                                 6,825                   6,825
Eric Muller                                                2,275                   2,275
Steve McClurg                                              2,275                   2,275
Jane Anderson                                              1,137                   1,137
David Martin                                               1,137                   1,137
Mike Roeter                                                1,137                   1,137

                                                ------------------------------------------
TOTAL                                                  3,211,124               2,960,120

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(1) This Registration Statement shall also cover any additional shares of Common
Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.


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

                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

         The annual consolidated financial statements of E*TRADE Group, Inc. and its subsidiaries, incorporated in this Prospectus by reference from E*TRADE Group, Inc.'s Annual Report on Form 10-K/A for the year ended September 30, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of Telebanc which was accounted for as a pooling of interests), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

         The financial statements and schedules incorporated by reference in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         Reference is made to said report, which includes an explanatory paragraph with respect to the change in accounting principles as promulgated by SOP 98-5 as discussed in Note 2 to the consolidated financial statements incorporated by reference in the registration statement.


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